EXHIBIT 99.1

                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John E. Anderson
         Chief Executive Officer          904/396-5733, Ext. 3215
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PATRIOT  TRANSPORTATION  HOLDING, INC. ANNOUNCES  RESULTS  FOR  THE  FOURTH
QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2004.

Jacksonville, Florida; December 1, 2004 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,493,000 or $.50 per diluted share for the fourth quarter of fiscal year 2004, compared to $1,669,000 or $.56 per diluted share for the same quarter last year. Fiscal 2003 fourth quarter included $739,000 of income from discontinued operations. Income from continuing operations was $1,704,000, an 83.2% increase over the same quarter last year.

Net income for fiscal year 2004 was $20,740,000 or $6.97 per diluted share, an increase of $16,165,000 over fiscal year 2003. Income from continuing operations for fiscal 2004 increased 71.6% to $6,096,000.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2004, consolidated revenues were $30,049,000, an increase of $3,095,000 or 11.5% over the same quarter last year.

The transportation segment's revenues for the fourth quarter of fiscal 2004 were $25,787,000, an increase of $2,848,000 or 12.4% over the same quarter last year. Approximately $656,000 of this increase was a result of a 3.2% increase in miles hauled in the fourth quarter of 2004 over the same quarter last year. Increased fuel surcharges accounted for $909,000 of the increase over the same quarter last year. The remaining difference of $1,283,000 was due to an 8.9% increase in average revenue per mile, reflecting higher freight rates.

Real estate revenues were $4,262,000 for the fourth quarter of fiscal 2004, an increase of $247,000 or 6.2% from the fourth quarter of fiscal 2003. Lease revenues from flex office-warehouse properties increased $390,000 or 16.2%, primarily due to a 17.3% increase in average leased square feet. Royalties from mining contracts decreased $143,000 or 8.9% primarily resulting from a reduction in tons sold and a decrease in average royalty rates compared to the same quarter last year.

Consolidated gross profit for the fourth quarter of 2004 was $6,262,000, an increase of $1,691,000 or 37.0% from the fourth quarter of last year. Gross profit in the transportation segment increased $1,459,000 or 68.1%, primarily due to the increases in volume and pricing and steady level of fixed costs compared to the same quarter last year. Gross profit in the real estate segment increased $232,000 or 9.6% from the fourth quarter of 2003, primarily due to increased lease revenue from higher average leased square footage.

Income from continuing operations was $1,704,000 or $.57 per diluted share from the fourth quarter of fiscal 2004, an 83.2% increase over the fourth quarter of last year.

Net income was $1,493,000 or $.50 per diluted share for the fourth quarter of fiscal 2004 compared to $1,669,000 or $.56 per diluted share for the same quarter last year. Net income for the fourth quarter of 2004

                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733

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included  a  charge  of  $211,000 included in discontinued  operations, related to tax expense on prior quarter property sales.  Net income for
the   fourth   quarter  of  2003  included  $739,000  of  income   from
discontinued operations.

FISCAL 2004 OPERATING RESULTS. Consolidated revenues for fiscal 2004 were $115,789,000, an increase of 13.0% from $102,440,000 the previous year.

The Transportation segment's revenues for fiscal year 2004 were $99,424,000, an increase of $11,428,000 or 13.0% over last year.
Transportation revenues increased $6,937,000 over last year due to an 8.8% increase in miles, reflecting increased customer demand for transportation services. The increased demand also allowed better pricing for our services and as a result, average revenue per mile, excluding fuel surcharges, increased 2.5%. Fuel surcharge revenue increased $1,670,000 over the previous year as a result of the average price per gallon of diesel fuel increasing $0.17.

Real Estate revenues were $16,365,000, an increase of $1,921,000 or 13.3% in 2004. Lease revenues from developed properties increased $1,739,000 or 19.8% due to the completion of a fully leased 200,200 square foot office/warehouse at the Hillside Business Park in late fiscal 2003 and the purchase of two 50% leased office/warehouses at Interchange Boulevard in Newark, Delaware, in March of 2004. Royalties from mining operations increased 4.5% during 2004.

Consolidated gross profit for fiscal 2004 increased 28.7% to $22,482,000 from $17,469,000 for the previous year. Transportation gross profit was $13,212,000, an increase of $4,172,000 or 46.2%, in 2004 compared to 2003. The increase in gross profit was primarily due to the increase in miles and prices and a steady level of fixed expenses. Real Estate gross profit increased $841,000 primarily due to the increase in rental revenues from the higher average leased square feet.

Selling, general and administrative expenses for 2004 increased $899,000 to $9,052,000, primarily due to the accrual of management incentive compensation, which is based on the Company achieving certain profitability targets. Selling, general and administration expense as a percent of consolidated revenues was 7.8% compared to 8.0% last year.

Income from continuing operations was $6,096,000 or $2.05 per diluted share in fiscal 2004, an increase of 71.6% compared to $3,552,000 or $1.16 per diluted share for last year.

Income from discontinued operations includes the results of operations and the gain from sales of a mining property in fiscal 2003 and two rental properties and a mining property in fiscal 2004. The after-tax net income from the operations of the sold properties was $188,000 in 2004 and $366,000 in 2003. The after-tax gain from the sale of the properties was $14,456,000 in 2004 and $657,000 in 2003.

Net income increased to $20,740,000 in fiscal 2004 from $4,575,000 in 2003. Diluted earnings per share increased to $6.97 in fiscal 2004 from $1.49 in 2003. Diluted total shares outstanding decreased 2.9% from 3,066,000 in 2003 to 2,976,000 in 2004 primarily as a result of the repurchase and cancellation of 77,533 shares during the year.

SUMMARY AND LOOKOUT.   The Company's real estate  and  transportation
businesses are experiencing an improved business climate as the result of a stronger regional and national economy. While low interest rates continue to enhance overall business conditions, the Company's real estate development operations are receiving encouraging levels of inquiry from prospective tenants for the Company's flexible office/warehouse product.

                               continued

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Demand   for   hauling  services  remains  firm   for   the   Company's
transportation  business.   Improved  pricing  is  occurring  for   the
Company's flatbed and tank truck operations. Operating pressures from volatile diesel fuel costs, tight driver availability, and burdensome health and liability insurance costs will continue to challenge the trucking industry. These expense pressures in the face of improving freight demand should lead to continued price increases for hauling services.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp, and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


                 PATRIOT TRANSPORTATION HOLDING, INC.
            Summary of Consolidated Revenues and Earnings
                (In thousands except per share amounts)

                                          Three Months           Twelve Months
                                             Ended                  Ended
                                          September 30,          September 30,
                                         2004       2003         2004      2003
                                         ----       ----         ----      ----
Revenues                                $ 30,049    26,954      115,789    102,440
Gross profit                            $  6,262     4,571       22,482     17,469
Income before income taxes              $  2,895     1,525        9,975      5,824
Income from continuing operations       $  1,704       930        6,096      3,552
Income from discontinued operations     $   (211)      739       14,644      1,023
Net income                              $  1,493     1,669       20,740      4,575
Earnings per common share:
   Income from continuing operations
     Basic                                 $0.58      0.32         2.08       1.17
     Diluted                               $0.57      0.31         2.05       1.16
  Income from discontinued operations
     Basic                                ($0.07)     0.25         5.00       0.34
     Diluted                              ($0.07)     0.25         4.92       0.33
  Net income
     Basic                                 $0.51      0.57         7.08       1.51
     Diluted                               $0.50      0.56         6.97       1.49
  Shares used in computing earnings per
    share:
     Basic                                 2,929     2,933        2,931      3,033
     Diluted                               2,973     2,985        2,976      3,066

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              PATRIOT TRANSPORTATION HOLDING, INC.
              Condensed Balance Sheets (Unaudited)
                     (Amounts in thousands)


                                                    September 30     September 30
                                                        2004             2003
                                                    -------------    ------------
Cash and cash equivalents                           $         199    $        757
Cash held in escrow (a)                                    16,553           1,795
Accounts receivable, net                                    9,123           7,332
Other current assets                                        4,191           4,081
Property, plant and equipment, net                        149,011         139,379
Other non-current assets                                    6,317          11,872
                                                    -------------    ------------
        Total Assets                               $      185,394    $    165,216
                                                   ==============    ============

Current liabilities                                        23,099         $11,220
Long-term debt (excluding current maturities)              41,185          57,816
Deferred income taxes                                      15,767          10,760
Other non-current liabilities                               7,256           7,391
Shareholders' equity                                       98,087          78,029
                                                   --------------    ------------
        Total Liabilities and Shareholders'
          Equity                                   $      185,394    $    165,216
                                                   ==============    ============



 (a) Cash held in escrow consists of proceeds from sales of real estate held in escrow in anticipation of qualified real estate purchases in accordance with Section 1031 of the Internal Revenue Code.
      In November 2004, $7,150,000 was used to purchase qualified property and the balance was released from escrow.

                 Patriot Transportation Holding, Inc.
                           Business Segments
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                   Three months ended       Twelve months ended
                                      September 30              September 30
                                   ------------------       -------------------
                                   2004          2003       2004           2003
                                   ----          ----       ----           ----
Transportation Revenues            $ 25,787      22,939     $ 99,424        87,996
Real Estate Revenues               $  4,262       4,015     $ 16,365        14,444
                                   --------      ------     --------       -------
Total Revenues                     $ 30,049      26,954     $115,789       102,440
                                   ========      ======     ========       =======

Transportation Operating Profit    $  1,516         324        5,625         2,361
Real Estate Operating Profit       $  2,660       2,430        9,269         8,428
Corporate Expenses                 $   (316)       (361)      (1,464)       (1,473)
                                   ---------     -------    ---------      --------
Total Operating Profit             $  3,860       2,393       13,430         9,316

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